Ex. 99.28(d)(3)(i)

JNL Series Trust Unitary Fee Agreement

This Agreement is effective as of the 26th day of April, 2021 between JNL Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“JNAM”).

Whereas, the Trust is authorized to issue separate series, each series having its own investment objective or objectives, policies and limitations;

Whereas, the Trust on behalf of its investment series listed on Appendix A hereto (each a “Fund”) desires to retain JNAM to perform investment advisory services and to furnish administrative services, on the terms and conditions set forth herein; and

Whereas, JNAM agrees to serve as the investment adviser and business manager for the Fund on the terms and conditions set forth herein.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust and JNAM agree as follows:

1. Appointment

The Trust hereby appoints JNAM to provide certain investment advisory and administrative services to the Fund for the period and on the terms set forth in this Agreement. JNAM accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Trust designates one or more series other than the Fund with respect to which the Trust wishes to retain JNAM to render investment advisory and administrative services hereunder, it shall notify JNAM in writing. If JNAM is willing to render such services, it shall notify the Trust in writing, whereupon such series shall become a Fund hereunder, and be subject to this Agreement.

2. Duties

2.1 Investment Advisory Services. JNAM shall manage the affairs of the Trust including, but not limited to, continuously providing the Trust with investment advice and business management, including investment research, advice and supervision, determining which securities, commodities, and derivatives thereon (hereinafter collectively, “securities”) shall be purchased or sold by each Fund, effecting purchases and sales of securities on behalf of each Fund (and determining how voting and other rights with respect to securities owned by each Fund shall be exercised). The management of the Fund by JNAM shall be subject to the control of the Trustees of the Trust (the “Trustees”) and in accordance with the objectives, policies and principles for each Fund set forth in the Trust’s Registration Statement and its current Prospectus and Statement of Additional Information, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the “Act”), and other applicable law, as well as to the factors affecting each Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended, (the “Code”), and the regulations thereunder and the status of separate accounts supporting variable contracts under the diversification requirements set forth in Section 817(h) of the Code and the regulations thereunder. In performing such duties, JNAM shall (i) provide such office space, bookkeeping, accounting, clerical, secretarial, and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Trust or any of its Funds) and such executive and other personnel as shall be necessary for the operations of each Fund, as set forth in more detail in Section 2.2 below, (ii) be responsible for the financial and accounting records required to be maintained by each Fund (including those maintained by the Trust’s custodian), and (iii) oversee the performance of services provided to each Fund by others, including the custodian, transfer agent, shareholder servicing agent and sub-adviser, if any. The Trust acknowledges that JNAM also acts as the investment adviser of other investment companies.

JNAM may delegate certain of its duties under this Agreement with respect to a Fund to a sub-adviser or sub-advisers, subject to the approval of the Trustees, by entering into sub-advisory agreements (the “Sub-Advisory Agreements”) with one or more sub-advisers. JNAM is solely responsible for payment of any fees or other charges arising from such delegation and the Trust shall have no liability therefor. Consistent with the provisions of the Act and any applicable exemption thereto, the Trust may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements without the approval of the shareholders of the affected Fund.

To the extent required by the laws of any state in which the Trust is subject to an expense guarantee limitation, if the aggregate expenses of any Fund in any fiscal year exceed the specified expense limitation ratios for that year (calculated on a daily basis), JNAM agrees to waive such portion of its advisory fee in excess of the limitation, but such waiver shall not exceed the full amount of the advisory fee for such year except as may be elected by JNAM in its discretion. For this purpose, aggregate expenses of a Fund shall include the compensation of JNAM and all other normal expenses and charges, but shall exclude interest, taxes, brokerage fees on Fund transactions, fees and expenses incurred in connection with the distribution of Trust shares, and extraordinary expenses including litigation expenses. In the event any amounts are so contributed by JNAM to the Trust, the Trust agrees to reimburse JNAM, provided that such reimbursement does not result in increasing the Trust’s aggregate expenses above the aforementioned expense limitation ratios.

2.2 Administrative Services. JNAM shall supervise each Fund’s business and affairs and shall provide such services required for effective administration of such Fund as are not provided by employees or other agents engaged by the Trust; provided, that JNAM shall not have any obligation to provide under this Agreement any direct or indirect services to a Fund’s shareholders, any services related to the distribution of a Fund’s shares, or any other services that are the subject of a separate agreement or arrangement between a Fund and JNAM, if any. Subject to the foregoing, in providing administrative services hereunder, JNAM shall:

2.2.1 Office Space, Equipment and Facilities. Furnish without cost to each Fund, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Funds’ needs;

2.2.2 Personnel. Provide, without remuneration from or other cost to each Fund, the services of individuals competent to perform all of the Funds’ executive, administrative and clerical functions that are not performed by employees or other agents engaged by the Fund or by JNAM acting in some other capacity pursuant to a separate agreement or arrangement with the Fund;

2.2.3 Agents. Assist each Fund in selecting and coordinating the activities of the other agents engaged by the Fund, including the Funds’ custodian, independent auditors and legal counsel;

2.2.4 Trustees and Officers. Authorize and permit JNAM’s directors, officers or employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust or any Fund;

2.2.5 Books and Records. Ensure that all financial, accounting and other records required to be maintained and preserved by each Fund are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations; and

2.2.6 Reports and Filings. Prepare, coordinate and finalize all periodic reports by each Fund to shareholders of such Fund and all reports and filings required to maintain the registration and qualification of the Fund and the Fund’s shares, including the continuous public sale of shares of each Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

2.2.7 Foreign Tax Reclaims. JNAM will incur all fees, costs and expenses, direct or indirect (without any recourse to the Funds) associated with the conversions from Regulated Investment Companies to Partnerships. With respect to Funds with foreign tax reclaims, JNAM also will make up-front payments from time-to-time as agreed to with and under the terms outlined in the framework presented to the Funds’ Board of Trustees.

3. Expenses

JNAM shall pay all of its expenses arising from the performance of its obligations under this Agreement and shall pay any salaries, fees and expenses of the Trustees and any officers of the Trust who are employees of JNAM. JNAM shall pay all of the other operating expenses of the Funds, excluding the following, which will be paid by the Funds:

(i)	all investment advisory fees and expenses payable under this Agreement;

(ii)	all fees and expenses of registering and maintaining the registration of the Trust and each Fund under the Act and the registration of each Fund’s shares under the Securities Act of 1933, as amended, or all fees and expenses of registering and maintaining the registration of the Trust and each Fund under the laws and regulations of foreign countries in which the Funds may invest, fees and expenses paid to the Public Company Accounting Oversight Board and any fees for CUSIP number registration;

(iii)	all brokers’ commissions and, if applicable, distribution fees and other charges and expenses paid by the Trust pursuant to a distribution plan adopted in accordance with Rule 12b-1 under the Act, incident to the purchase, sale or lending of Fund’s securities;

(iv)	all costs and expenses that may be incurred by a Fund related to borrowing money, including overdraft and interest expenses;

(v)	all compensation and expenses of the Trustees, who are not officers, directors/trustees, partners or employees of JNAM or its affiliates (the “Independent Trustees”) incurred in connection with such Independent Trustees’ services as Independent Trustees, and all expenses of meetings of the Trustees or committees thereof;

(vi)	all charges for services and expenses of independent legal counsel to the Independent Trustees and for services and expenses of independent attorneys, including the Trust’s legal counsel, and independent auditors, in connection with non-recurring and extraordinary expenses as may arise, as outlined under item (xii) below;

(vii)	all taxes or governmental fees (including stamp or other transfer taxes) or accounting related services payable by or with respect to a Fund to federal, state or other governmental agencies, domestic or foreign, or to a professional tax services firm in a foreign market; provided that such services are not attributable to a Fund’s conversion from a Regulated Investment Company to a Partnership;

(viii)	all expenses of the Trustees’ Errors & Omission policy and other insurance premiums pertaining to the Trustees (not including Fidelity Bond coverage, which is an expense paid by JNAM);

(ix)	all license fees for the Funds;

(x)	all expenses related to anti-money laundering services paid to Jackson National Life Insurance Company;

(xi)	all costs associated with a Fund’s short sales on equity securities, including but not limited to dividend expenses and interest;

(xii)	nonrecurring and extraordinary expenses as may arise, including, but not limited to, the costs of actions, suits, or proceedings to which a Fund is a party, the expenses a Fund may incur as a result of its legal obligation to provide indemnification to the Trust’s officers, Trustees and agents, the costs associated with one-time transactions, such as terminating or merging a Fund, and any other expenses as approved by the Board of Trustees, and as determined under generally accepted accounting principles; and

(xiii)	all expenses related to the Trust’s Chief Compliance Officer and for a portion of the expenses related to any compliance staffing as agreed to by the Independent Trustees.

4. Compensation

As compensation for services performed and the facilities and personnel provided by JNAM under this Agreement, the Trust will pay to JNAM a single, unified fee, accrued daily and payable monthly on the average daily net assets in each Fund, in accordance with Appendix A hereto.

Upon any termination of this Agreement on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

5. Purchase and Sale of Securities

JNAM shall purchase securities from or through and sell securities to or through such persons, brokers or dealers (including affiliated brokers or dealers) as JNAM shall deem appropriate to carry out the policies with respect to Fund transactions as set forth in the Trust’s Registration Statement and its current Prospectus or Statement of Additional Information, as amended from time to time, or as the Trustees may direct from time to time.

Nothing herein shall prohibit the Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security, and economic analysis.

6. Term of Agreement and Amendments

This Agreement will become effective as to the Trust upon execution or, if later, the date that initial capital for the Trust is first provided to it and, unless sooner terminated as provided herein, will continue in full force and effect for two years from the date of its execution. With regard to any Fund added to the Trust by execution of an Addendum to Appendix A, the term of this Agreement shall begin on the date of such execution. Thereafter, if not terminated as to a Fund, this Agreement will continue as to each Fund from year to year through September 30th of each successive year, provided that such continuation is specifically approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Fund with respect to which renewal is to be effected, and (ii) by a majority of the Independent Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, or by the Trustees which shall include a majority of the Independent Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Fund (i) by resolution of the Trustees, including the vote or written consent of a majority of the Independent Trustees, or (ii) by vote of a majority of the outstanding voting securities of such Fund. However, the addition or deletion of a Fund reflecting changes that have been formally approved by resolution by the Board of Trustees will not require approval of an amendment to this Agreement by the Board of Trustees.

7. Termination

This Agreement may be terminated at any time as to a Fund, without payment of any penalty, by the Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities (as defined in the Act) of such Fund on sixty (60) days’ written notice to JNAM. Similarly, JNAM with the consent of the Trustees (including a majority of the Independent Trustees) may terminate this Agreement without penalty on like notice to the Trust provided, however, that this Agreement may not be terminated by JNAM unless another investment advisory agreement has been approved by the Trust in accordance with the Act, or after six months’ written notice, whichever is earlier. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

8. Reports

8.1 Reports to Trustees. JNAM shall report to the Trustees, or to any committee or officers of the Trust acting pursuant to the authority of the Trustees, at such times and in such detail as shall be reasonable and as the Trustees may deem appropriate in order to enable the Trustees to determine that the investment policies of each Fund are being observed and implemented and that the obligations of JNAM under this Agreement are being fulfilled. Any investment program undertaken by JNAM pursuant to this Agreement and any other activities undertaken by JNAM on behalf of the Trust shall at all times be subject to any directives of the Trustees or any duly constituted committee or officer of the Trust acting pursuant to the authority of the Trustees.

JNAM shall furnish all such information as may reasonably be necessary for the Trustees to evaluate the terms of this Agreement.

8.2 Reports to JNAM. If necessary, the Trust shall furnish or otherwise make available to JNAM such copies of each Fund’s Prospectus, Statement of Additional Information, financial statements, proxy statements, reports, and other information relating to its business and affairs as JNAM may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

8.3 Reports to Each Fund. JNAM shall prepare and furnish to the Trust with respect to each Fund such reports, statistical data and other information in such form and at such intervals as the Trust may reasonably request.

9. Records

The Trust is responsible for maintaining and preserving for such period or periods as the Securities and Exchange Commission may prescribe by rules and regulations, such accounts, books and other documents that constitute the records forming the basis for all reports, including financial statements required to be filed pursuant to the Act and for the Trust’s auditor’s certification relating thereto. The Trust and JNAM agree that in furtherance of the recordkeeping responsibilities of the Trust under Section 31 of the Act and the rules thereunder, JNAM will maintain records and ledgers and will preserve such records in the form and for the period prescribed in Rule 31a-2 of the Act for each Fund.

JNAM and the Trust agree that all accounts, books and other records maintained and preserved by each as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust’s auditors, the Trust or any representative of the Trust, or any governmental agency or other instrumentality having regulatory authority over the Trust. It is expressly understood and agreed that the books and records maintained by JNAM on behalf of each Fund shall, at all times, remain the property of the Trust and shall be surrendered by JNAM promptly on request by the Fund; provided, that JNAM may at its own expense make and retain copies of any such records.

10. Liability and Indemnification

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of JNAM (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated JNAM), JNAM shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct or liability incurred under Section 36(b) of the Act, the Trust shall indemnify JNAM (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with JNAM) and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by JNAM from any liability arising from JNAM’s conduct under this Agreement. Before confessing any claim against it which may be subject to indemnification by a Fund hereunder, JNAM shall give such Fund reasonable opportunity to defend against such claim in its own name or in the name of JNAM.

Indemnification to JNAM or any of its personnel or affiliates shall be made when (i) a final decision on the merits is rendered by a court or other body before whom the proceeding was brought, that the person to be indemnified was not liable by reason of disabling conduct or Section 36(b) or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of Trustees who are neither “interested persons” of the Trust as defined in Section 2(a)(19) of the Act nor parties to the proceeding (“disinterested, non-party Trustees”), or (b) an independent legal counsel in a written opinion. The Trust may, by vote of a majority of the disinterested, non-party Trustees, advance attorneys’ fees or other expenses incurred by officers, Trustees, investment advisers or principal underwriters, in defending a proceeding upon the undertaking by or on behalf of the person to be indemnified to repay the advance unless it is ultimately determined that such person is entitled to indemnification. Such advance shall be subject to at least one of the following: (1) the person to be indemnified shall provide a security for the undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the disinterested, non-party Trustees, or an independent legal counsel in a written opinion shall determine, based on a review of readily available facts, that there is reason to believe that the person to be indemnified ultimately will be found entitled to indemnification.

Except for such disabling conduct described above, JNAM shall indemnify each Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by such Fund which result from (i) JNAM’s failure to comply with the terms of this Agreement with respect to such Fund; or (ii) JNAM’s lack of good faith in performing its obligations hereunder with respect to such Fund; or (iii) JNAM’s negligence or misconduct or that of its employees, agents or contractors in connection herewith with respect to such Fund. A Fund shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of that Fund or its employees, agents or contractors other than JNAM unless such negligence or misconduct results from or is accompanied by negligence or misconduct on the part of JNAM, any affiliated person of JNAM, or any affiliated person of an affiliated person of JNAM. Before confessing any claim against it which may be subject to indemnification hereunder, a Fund shall give JNAM reasonable opportunity to defend against such claim in its own name or the name of the Fund.

11. Ownership of Software and Related Materials

All computer programs, written procedures and similar items developed or acquired and used by JNAM in performing its obligations under this Agreement shall be the property of JNAM, and neither the Trust nor any Fund will acquire any ownership interest therein or property rights with respect thereto.

12. Confidentiality

12.1 JNAM agrees, on its own behalf and on behalf of its directors, officers, employees, agents and contractors, to keep confidential any and all records maintained and other information obtained hereunder which relate to any Fund or to any of a Fund’s former, current or prospective shareholders, except that JNAM may deliver records or divulge information (a) when requested to do so by duly constituted authorities after prior notification to and approval in writing by such Fund (which approval will not be unreasonably withheld and may not be withheld by such Fund where JNAM advises such Fund that it may be exposed to civil or criminal contempt proceeding or other penalties for failure to comply with such request) or (b) whenever requested in writing to do so by such Fund.

12.2 JNAM agrees to keep confidential all information (whether written or oral), ideas, techniques, and materials supplied by the other party, and shall not distribute the same to any other parties, at any time, except with the express written consent of the other party. JNAM agrees to discontinue use of and destroy, where applicable, all information, ideas, techniques, and materials supplied by the other party upon termination of this Agreement. JNAM acknowledges that certain information made available to the other party may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”). JNAM agrees: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (b) to establish and maintain written procedures and physical safeguards reasonably designed to insure the security and privacy of all such information; and (c) to cooperate with the other party and provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

13. JNAM’s Actions in Reliance on Funds’ Instructions,

Legal Opinions, Etc.; Funds’ Compliance with Laws

13.1 JNAM may at any time apply to an officer of the Trust for instructions, and may consult with legal counsel for a Fund or with JNAM’s own legal counsel, in respect of any matter arising in connection with this Agreement; and JNAM shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel. JNAM shall be protected in acting upon any such instructions, advice, or opinion and upon any other paper or document delivered by a Fund or such legal counsel which JNAM believes to be genuine and to have been signed by the proper person or persons, and JNAM shall not be held to have notice of any change of status or authority of any officer or representative of the Trust, until receipt of written notice thereof from the Trust.

13.2 Except as otherwise provided in this Agreement or in any separate agreement between the parties and except for the accuracy of information furnished to each Fund by JNAM, each Fund assumes full responsibility for the preparation, contents, filing and distribution of its Prospectus and Statement of Additional Information.

14. Services to Other Clients

Nothing herein contained shall limit the freedom of JNAM or any affiliated person of JNAM to render administrative or shareholder services to other investment companies, to act as administrator to other persons, firms, or corporations, or to engage in other business activities.

15. Interpretation and Definition of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16. Choice of Law

This Agreement is made and is to be principally performed in the State of Illinois, and except insofar as the Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois.

17. Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

18. Execution on Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Miscellaneous

Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws, regulations or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Fund or the Trust. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Declaration of Trust or the Trust’s By-laws.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but is binding only upon the assets and property of the Trust. With respect to any claim by JNAM for recovery of that portion of the investment management fee (or any other liability of the Trust arising hereunder) allocated to a particular Fund, whether in accordance with the express terms hereof or otherwise, JNAM shall have recourse solely against the assets of that Fund to satisfy such claim and shall have no recourse against the assets of any other Fund for such purpose.

[signatures follow on the next page]

In Witness Whereof, the Trust and JNAM have caused this Agreement to be executed by their duly authorized officers on February 3, 2021, effective as of April 26, 2021.

Attest:		JNL Series Trust
	/s Norma M. Mendez		/s/ Kristen K. Leeman
By:		By:
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Asset Management, LLC
	/s Norma M. Mendez		/s/ Mark D. Nerud
By:		By:
	Norma M. Mendez	Name:	Mark D. Nerud
		Title:	President and CEO

Appendix A

Dated April 26, 2021

Funds	Investment Advisory Fee (expressed as a percentage of each Fund’s average daily net assets)
JNL Bond Index Fund	0.20%
JNL Emerging Markets Index Fund	0.20%
JNL International Index Fund	0.20%
JNL Mid Cap Index Fund	0.20%
JNL Small Cap Index Fund	0.20%

A-1